EXHIBIT 99.1

23301 Wilmington Avenue
Carson, CA 90745-6209
310.513.7200
www.ducommun.com
NEWS RELEASE

Ducommun Reports Results for the
Second Quarter Ended July 2, 2016
Improved Operating Performance; Gross Margin Percentage Strengthens
LOS ANGELES (August 4, 2016) – Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its second quarter ended July 2, 2016.
Second Quarter 2016 Highlights

•	Second quarter revenues were $133.4 million

•	Net income was $3.9 million, or $0.34 per diluted share

•	Adjusted EBITDA for the quarter was $13.7 million
“We are pleased to report that Ducommun continued to show improved financial performance as a result of the many strategic initiatives undertaken this past year to reduce costs and streamline operations. At the same time, we have sharpened our focus on the key markets we serve and invested in attractive, long-term growth opportunities,” said Anthony J. Reardon, chairman, president and chief executive officer. “Revenue for the quarter was roughly flat sequentially, net of our Miltec and Pittsburgh divestitures, and we posted strong margins as well as solid bottom line results. Although our backlog and sales were slightly impacted by temporary program delays, we expect our improved performance to continue in the second half of 2016. We remain upbeat about our supply chain initiatives, our focus on both customers and shareholders, and our drive towards improving the Company’s balance sheet as well as top line growth.”
Second Quarter Results
Net revenues for the second quarter of 2016 were $133.4 million compared to $174.8 million for the second quarter of 2015. The net revenues decrease year-over-year was primarily due to the following:

•
$17.1 million lower revenues within the Company’s industrial end-use markets mainly due to the divestiture of the Pittsburgh operation in January 2016 and the closure of the Houston operation in December 2015; and

•
$25.8 million lower revenues within the Company’s military and space end-use markets mainly due to the divestiture of the Miltec operations in March 2016 and program cancellations and budget changes in the prior year; which impacted the Company’s fixed-wing and helicopter platforms and pushed out scheduled deliveries.

Net income for the second quarter of 2016 was $3.9 million, or $0.34 per diluted share, compared to net income of $1.8 million, or $0.16 per diluted share, for the second quarter of 2015. The increase in net income for the second quarter of 2016 compared to the second quarter of 2015 was primarily due to lower interest expense of $4.5 million and improved operating performance, partially offset by the effect of lower revenues.
Gross profit for the second quarter of 2016 was $26.2 million, or 19.6% of revenues, compared to gross profit of $31.2 million, or 17.8% of revenue, for the second quarter of 2015. The higher gross margin percentage was primarily due to total material costs as a percentage of sales decreasing 2% or $2.8 million year-over-year as a result of the Company’s ongoing supply chain initiatives, improved operating performance, and favorable product mix.
Operating income for the second quarter of 2016 was $7.3 million, or 5.4% of revenue, compared to $10.8 million, or 6.2% of revenue, in the comparable period last year. The decrease in operating income was primarily due to the effect of lower revenues.

Interest expense decreased to $1.9 million in the second quarter of 2016, compared to $6.4 million in the previous year’s second quarter, primarily due to a lower outstanding debt balance as a result of voluntary principal prepayments on the term loan and a lower average interest rate as a result of completing the refinancing of the Company’s debt in July 2015.
Adjusted EBITDA for the second quarter of 2016 was $13.7 million, or 10.3% of revenue, compared to $19.7 million, or 11.3% of revenue, for the comparable period in 2015.
During the second quarter of 2016, the Company generated $6.6 million of cash from operations compared to $14.1 million during the second quarter of 2015. The decrease in cash flow from operations was primarily due to higher inventories and other assets, partially offset by higher net income as a result of higher gross margin percentage in the current-year quarter.
The Company’s firm backlog as of July 2, 2016 was $537 million, which decreased $26 million sequentially, primarily due to a $28 million decrease in commercial aerospace backlog as a result of the timing of commercial aerospace orders.
Structural Systems
The Structural Systems segment net revenues for the current-year second quarter were $60.7 million, compared to $76.1 million for the second quarter of 2015. The lower net revenues were primarily due to the following:

•
$10.8 million decrease in military and space revenues mainly due to program cancellations and budget changes in the prior year which impacted scheduled deliveries on the Company’s fixed-wing and helicopter platforms; and

•	$4.6 million decrease in commercial aerospace revenue related to the timing of certain shipments on a large airframe platform and the wind down of a regional jet program.
Structural Systems segment operating income for the current-year second quarter was $4.7 million, or 7.8% of revenue, compared to operating income of $6.9 million, or 9.0% of revenue, for the second quarter of 2015. The decrease in operating income was primarily due to the effect of lower revenues.
Structural Systems segment Adjusted EBITDA was $6.5 million for the current quarter, or 10.7% of revenue, compared to $10.5 million, or 13.8% of revenue, for the comparable quarter in the prior year.
Electronic Systems
The Electronic Systems segment net revenues for the current-year second quarter were $72.7 million, compared to $98.8 million for the second quarter of 2015. The lower net revenues were primarily due to the following:

•	$17.1 million decrease in industrial revenues mainly due to the divestiture of the Pittsburgh operations in January 2016 and the closure of the Houston operation in December 2015; and

•
$15.0 million decrease in military and space revenue mainly due to the divestiture of the Miltec operation in March 2016 and program cancellations and budget changes in the prior year; which impacted scheduled deliveries on the Company’s fixed-wing and helicopter platforms;

•	Partially offset by $6.1 million increase in commercial aerospace revenue mainly due to added content with the Company’s existing customers.
Electronic Systems’ segment operating income for the current-year second quarter was $6.8 million, or 9.3% of revenue, compared to $7.7 million, or 7.8% of revenue, for the second quarter of 2015. The decrease in operating income was primarily due to the effect of lower revenues.
Electronic Systems segment Adjusted EBITDA was $10.5 million for the current-year quarter, or 14.4% of revenue, compared to $12.1 million, or 12.2% of revenue, for the comparable quarter in the prior year.
Corporate General and Administrative Expenses (“CG&A”)
CG&A expenses for the second quarter of 2016 were $4.2 million, or 3.2% of total Company revenue, compared to $3.7 million, or 2.1% of total Company revenue, for the comparable quarter in the prior year. The increase in CG&A expenses in the current year quarter was primarily due to higher compensation and benefit costs of $1.0 million partially offset by other cost reduction initiatives of $0.5 million.
Conference Call
A teleconference hosted by Anthony J. Reardon, the Company’s chairman, president and chief executive officer, and Douglas L. Groves, the Company’s vice president, chief financial officer and treasurer, will be held today, August 4, 2016 at 2:00 p.m. PT

(5:00 p.m. ET) to review these financial results. To participate in the teleconference, please call 844-239-5278 (international 574-990-1017) approximately ten minutes prior to the conference time. The participant passcode is 52428953. Mr. Reardon and Mr. Groves will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.
This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 855-859-2056, passcode 52428953.
About Ducommun Incorporated
Ducommun Incorporated delivers innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the Company specializes in two core areas -- Electronic Systems and Structural Systems -- to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit www.ducommun.com.
Forward Looking Statements
Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
Note Regarding Non-GAAP Financial Information
This release contains non-GAAP financial measures, including Adjusted EBITDA (which excludes interest expense, income tax expense, depreciation, amortization, stock-based compensation expense, gain on divestitures, and loss on extinguishment of debt).
The Company believes the presentation of these non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s actual and forecasted operating performance, capital resources and cash flow. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
CONTACTS:

Douglas L. Groves, Vice President, Chief Financial Officer and Treasurer, 310.513.7224
Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com
[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	July 2, 2016	December 31, 2015
Assets
Current Assets
Cash and cash equivalents	$9,176	$5,454
Accounts receivable, net	76,857	77,089
Inventories	127,589	115,404
Production cost of contracts	9,444	10,290
Other current assets	8,100	13,389
Assets held for sale	—	41,636
Total Current Assets	231,166	263,262
Property and Equipment, Net	97,243	96,551
Goodwill	82,554	82,554
Intangibles, Net	106,097	110,621
Deferred income taxes	282	324
Other Assets	2,957	3,769
Total Assets	$520,299	$557,081
Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$12	$26
Accounts payable	51,049	40,343
Accrued liabilities	35,921	36,458
Liabilities held for sale	—	6,780
Total Current Liabilities	86,982	83,607
Long-Term Debt, Less Current Portion	186,317	240,661
Deferred Income Taxes	24,399	26,528
Other Long-Term Liabilities	17,175	18,954
Total Liabilities	314,873	369,750
Commitments and Contingencies
Shareholders’ Equity
Common stock	112	111
Additional paid-in capital	76,199	75,200
Retained earnings	135,034	117,623
Accumulated other comprehensive loss	(5,919)	(5,603)
Total Shareholders’ Equity	205,426	187,331
Total Liabilities and Shareholders’ Equity	$520,299	$557,081

DUCOMMUN INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 2, 2016	July 4, 2015	July 2, 2016	July 4, 2015
Net Revenues	$133,437	$174,845	$275,585	$347,765
Cost of Sales	107,222	143,638	222,401	289,797
Gross Profit	26,215	31,207	53,184	57,968
Selling, General and Administrative Expenses	18,949	20,368	41,625	43,502
Operating Income	7,266	10,839	11,559	14,466
Interest Expense	(1,935)	(6,446)	(4,334)	(13,107)
Loss on Extinguishment of Debt	—	(2,842)	—	(2,842)
Other Income	—	1,510	—	1,510
Gain on Divestitures	—	—	18,815	—
Income Before Taxes	5,331	3,061	26,040	27
Income Tax Expense	1,470	1,279	8,629	218
Net Income (Loss)	$3,861	$1,782	$17,411	$(191)
Earnings (Loss) Per Share
Basic earnings (loss) per share	$0.35	$0.16	$1.56	$(0.02)
Diluted earnings (loss) per share	$0.34	$0.16	$1.55	$(0.02)
Weighted-Average Number of Common Shares Outstanding
Basic	11,155	11,062	11,127	11,012
Diluted	11,264	11,276	11,245	11,012

Gross Profit %	19.6%	17.8%	19.3%	16.7%
SG&A %	14.2%	11.6%	15.1%	12.5%
Operating Income %	5.4%	6.2%	4.2%	4.2%
Net Income (Loss) %	2.9%	1.0%	6.3%	(0.1)%
Effective Tax Rate	27.6%	41.8%	33.1%	807.4%

DUCOMMUN INCORPORATED AND SUBSIDIARIES
BUSINESS SEGMENT PERFORMANCE
(Unaudited)
(In thousands)

	Three Months Ended					Six Months Ended
	% Change	July 2, 2016	July 4, 2015	% of Net Revenues 2016	% of Net Revenues 2015	% Change	July 2, 2016	July 4, 2015	% of Net Revenues 2016	% of Net Revenues 2015
Net Revenues
Structural Systems	(20.2)%	$60,694	$76,078	45.5%	43.5%	(15.8)%	$124,711	$148,136	45.3%	42.6%
Electronic Systems	(26.3)%	72,743	98,767	54.5%	56.5%	(24.4)%	150,874	199,629	54.7%	57.4%
Total Net Revenues	(23.7)%	$133,437	$174,845	100.0%	100.0%	(20.8)%	$275,585	$347,765	100.0%	100.0%
Segment Operating Income
Structural Systems		$4,730	$6,870	7.8%	9.0%		$7,454	$9,008	6.0%	6.1%
Electronic Systems (1)		6,782	7,692	9.3%	7.8%		13,169	13,977	8.7%	7.0%
		11,512	14,562				20,623	22,985
Corporate General and Administrative Expenses (1)(2)		(4,246)	(3,723)	(3.2)%	(2.1)%		(9,064)	(8,519)	(3.3)%	(2.4)%
Total Operating Income		$7,266	$10,839	5.4%	6.2%		$11,559	$14,466	4.2%	4.2%
Adjusted EBITDA
Structural Systems
Operating Income		$4,730	$6,870				$7,454	$9,008
Other Income (3)		—	1,510				—	1,510
Depreciation and Amortization		1,775	2,111				3,832	4,624
		6,505	10,491	10.7%	13.8%		11,286	15,142	9.0%	10.2%
Electronic Systems
Operating Income		6,782	7,692				13,169	13,977
Gain on Divestitures (4)		—	—				18,815	—
Depreciation and Amortization		3,668	4,361				7,429	8,720
		10,450	12,053	14.4%	12.2%		39,413	22,697	26.1%	11.4%
Corporate General and Administrative Expenses (1)(2)
Operating loss		(4,246)	(3,723)				(9,064)	(8,519)
Gain on Divestitures (4)		—	—				(18,815)	—
Depreciation and Amortization		33	42				70	84
Stock-Based Compensation Expense		985	837				1,985	2,461
		(3,228)	(2,844)				(25,824)	(5,974)
Adjusted EBITDA		$13,727	$19,700	10.3%	11.3%		$24,875	$31,865	9.0%	9.2%
Capital Expenditures
Structural Systems		$4,540	$2,417				$6,594	$5,751
Electronic Systems		407	948				754	2,438
Corporate Administration		—	2				—	6
Total Capital Expenditures		$4,947	$3,367				$7,348	$8,195

(1)
Includes correction of an error for the three months ended April 2, 2016 related to a credit of general and administrative expenses being reflected in the Electronic Systems operating segment instead of Corporate General and Administrative Expenses of $0.7 million in the six months ended July 2, 2016 results. There was no impact to total consolidated operating income.

(2)	costs not allocated to either the Electronic Systems or Structural Systems operating segments.

(3)	Insurance recoveries related to property and equipment included as other income.

(4)	Includes gain on divestitures of the Pittsburgh and Miltec operations.